Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Provides Fourth-Quarter Snow Data and Salt Segment Sales Update

OVERLAND PARK, Kan. (Jan. 6, 2020) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported today that fourth-quarter 2019 winter weather activity in its North American-served market was above average, mainly driven by strong snow activity in November. In addition, the company reported a 4% increase in highway deicing salt sales volumes as increased winter demand in North America was partially offset by warm weather in the U.K.
Eleven representative cities in the company’s primary North American highway deicing service area reported 49 snow events during the fourth quarter of 2019 compared to 45 snow events in the fourth quarter of 2018 and the 10-year average of 41.8 events.
“We are pleased with the solid start to the 2019-2020 winter in North America and the year-over-year increase in our Salt sales volumes,” said Kevin Crutchfield, Compass Minerals president and CEO. “We also continue to be encouraged by the performance of both our North American salt mines and are well positioned to serve our customers’ deicing needs for the full 2019-2020 winter season.”
The company sold approximately 2.9 million tons of highway deicing salt products in the fourth quarter of 2019 compared to 2.8 million tons in the 2018 period. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all Salt products totaled 3.6 million tons in the fourth quarter of 2019 compared to 3.5 million tons in the 2018 period.
Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to serve customers’ needs. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) the effects of changes in the company's management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for the year ended December 31, 2018 and 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2019 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Investor Contact	Media Contact
Theresa Womble	Rick Axthelm
Director of Investor Relations	Vice President, Communications and Corporate Affairs
+1.913.344.9362	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com